SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Real Estate Income Fund Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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For Immediate Release

Institutional Shareholder Services Recommends Shareholders of Real Estate Income Fund

Vote For the New Management Agreement and Subadvisory Agreement

NEW YORK—(BUSINESS WIRE)—October 12, 2005 Real Estate Income Fund Inc. (NYSE: RIT) today announced that Institutional Shareholder Services (ISS), the nation’s leading independent proxy voting advisory firm, has issued an analysis and opinion recommending that shareholders vote in favor of both a new management agreement with Citi Fund Management Inc. (CFM) and a new subadvisory agreement with AEW Management and Advisors, L.P. (AEW), each to take effect upon the completion of Legg Mason’s purchase of Citigroup’s asset management business. ISS’s voting analyses and recommendations are relied upon by more than 1,500 major institutional investment funds, mutual funds, and fiduciaries.

ISS made its recommendation after considering the efforts and arguments by Karpus Investment Management to solicit votes against approval of the management agreement.

In its report, ISS noted that: “CFM has performed well as investment advisor, leading to strong returns for shareholders over the years. The board is also carefully monitoring any discount, but it will not seek the discount’s elimination at the expense of long-term shareholders. A vote against this proposal may create significant uncertainty for the fund and its shareholders. ISS does not believe that this is the proper means to narrow the discount.”

The report continued, “Furthermore, the fund’s closed-end structure is a fundamental component of the fund’s investment objective and is critical to its successful implementation. In conclusion, ISS believes that long-term investors, presumably the majority of shareholders, can still benefit from this fund’s overall performance and relatively low expense.”

“The Board is pleased that ISS has recognized the compelling reasons for approving the new management agreement and the new subadvisory agreement,” said R. Jay Gerken, Chairman of the Board. “Acting in the interests of all Fund shareholders, the Fund’s Board has approved, and recommended that shareholders vote in favor of, the new agreements, using the white proxy card they have received from the Fund.”

“The Fund has outperformed the Lipper Sector Equity Closed-End Funds Average Category, based on net asset value and market price, for the three-year period ended August 31, 2005, according to Lipper Analytical Services,” continued Mr. Gerken. “Furthermore, CFM will be aligned with an organization with an excellent reputation, focused solely on asset management following completion of the Legg Mason transaction. Legg Mason has a strong record of long-term performance in asset management.”

As of May 31, 2005, 98% of Legg Mason’s open- and closed-end mutual fund assets had beaten their Lipper category averages over ten years, according to Lipper Analytical New Applications (excluding money markets).

The Fund’s Directors, including all of the Independent Directors, approved, subject to shareholder approval, a new management agreement between CFM and the Fund and a new subadvisory agreement with AEW, following the announcement of Citigroup’s intention to sell its asset management business to Legg Mason in exchange for Legg Mason’s broker-dealer business and other consideration. The Legg Mason transaction is expected to be completed by Citigroup in the fourth quarter of this year, at which time the new management and subadvisory agreements are intended to become effective.

Shareholders can vote for approval of the new agreements by using the white proxy card they received in the mail. If shares are held in a brokerage account, a broker can vote for the shareholder only if the broker has been instructed to do so by the shareholder. Shareholders can give their brokers instructions simply by signing and dating the white proxy card provided by the Fund and returning it in a postage-paid envelope provided to them or by following the instructions for phone or Internet voting on the proxy card. Shareholders need not contact their brokers directly. Shareholders may obtain a white proxy card and return envelope by calling 1-888-293-6728.

Real Estate Income Fund Inc. is a non-diversified investment management company advised by Citi Fund Management Inc., an affiliate of Citigroup Inc., and is sub-advised by AEW Management and Advisors, L.P., an affiliate of AEW Capital Management, L.P.

For more information, please call 1-888-735-6507 or consult the Fund’s web site at www.citigroupam.com. Please note that past performance does not guarantee future results. Investment return and principal value of the fund will fluctuate. Current performance may be lower or higher than the performance data quoted.

Contact:	Brenda Grandell
Director, Closed-End Funds
Citigroup Asset Management
212-291-3775

Media Contact:	Mary Athridge
Media Relations
Citigroup Asset Management
212-559-0104